EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT entered into this 15th day of May, 2007, between Ecosphere Technologies, Inc. (the “Company”), and Gordon L. Goodman (the “Executive”).

WHEREAS, the Company desires to employ Executive and to ensure the continued availability to the Company of the Executive’s services, and the Executive is willing to accept such employment and render such services, all upon and subject to the terms and conditions contained in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth in this Agreement, and intending to be legally bound, the Company and the Executive agree as follows:

1.

Representations and Warranties. The Executive hereby represents and warrants to the Company that he (i) is not subject to any written non-solicitation or non-competition agreement affecting his employment with the Company, (ii) is not subject to any written confidentiality or nonuse/nondisclosure agreement affecting his employment with the Company, and (iii) has brought to the Company no trade secrets, confidential business information, documents, or other personal property of a prior employer.

2.

Term of Employment.

(a)

Term.  The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, for a period commencing on May 15, 2007 and ending two years thereafter.

(b)

Continuing Effect.  Notwithstanding any termination of this Agreement, at the end of the Term or otherwise, the provisions of Sections 7 and 8 shall remain in full force and effect and the provisions of Section 8 shall be binding upon the legal representatives, successors and assigns of the Executive.

3.

Duties.

(a)

General Duties.  The Executive shall serve as the following:

(i)

Senior Vice President – Business Development of the Company, with duties and responsibilities that are customary for such executives. Those duties shall include but not be limited to planning and executing marketing and sales activities for the Company and its subsidiaries, including the acquisition and promotion of Customers (as defined in Section 7(b)) for all aspects of the Company’s technologies, Products and Services (as defined in Section 8(a)).

(ii)

President of Ecosphere Systems, Inc., a Florida corporation and the Company’s subsidiary (“ESI”).  The Executive’s duties will include but not be limited to managing ESI’s relationship with Oshkosh Truck Corporation and Pierce Manufacturing Inc. in conjunction with The Allbaugh Company, LLC, build new businesses and new markets for ESI’s mobile water filtration systems, manage the relationship with Eserve, Crossbow and others to build a next-generation mobile water filtration system for military and commercial Customers, meet with institutions, investors and other to further capitalize ESI and create a business plan to reflect the open business model of creating clean technologies to sell or license.

The Executive will perform other service services for the Company’s subsidiaries as may be necessary. The Executive will use his best efforts to perform his duties and discharge his responsibilities pursuant to this Agreement competently, carefully and faithfully.  The Executive shall report to the President and Chief Executive Officer of the Company.

(b)

Devotion of Time.  Subject to the last sentence of this Section 3(b), the Executive shall devote all of his time, attention and energies during normal business hours (exclusive of periods of sickness and disability and of such normal holiday and vacation periods as have been established by the Company) to the affairs of the Company. The Executive shall not enter the employ of or serve as a consultant to, or in any way perform any services with or without compensation to, any other persons, business or organization without the prior consent of the Board of Directors of the Company; provided, that the Executive shall be permitted to devote a limited amount of his time, without compensation, to professional, charitable or similar organizations.

(c)

Adherence to Inside Information Policies.  The Executive acknowledges that the Company is publicly-held and, as a result, has implemented inside information policies designed to preclude its executives and those of its subsidiaries from violating the federal securities laws by trading on material, non-public information or passing such information on to others in breach of any duty owed to the Company, or any third party.  The Executive shall promptly execute any agreements generally distributed by the Company to its employees  requiring such employees to abide by its inside information policies.

(d)

Location of Office.  The Executive’s office shall be located at the principal office of the Company  (currently Stuart, Florida) and his home in Plainfield, Illinois.  The Executive shall travel as is necessary to carry out his duties and be reimbursed by the Company for his business travel expenses in accordance with the Company’s policies as referred to in Section 4(b).

4.

Compensation and Expenses.

(a)

Salary.  For the services of the Executive to be rendered under this Agreement, the Company shall pay the Executive an annual salary of $165,000.

Additionally, the Executive’s annual salary of $165,000 shall be subject to increase, but not decrease, at the discretion of the ESI Board of Directors based upon an annual performance review. The Company shall pay the Executive his annual compensation in equal installments no less frequently than bi-weekly in accordance with the normal payroll practices of the Company.

(b)

Expenses.  In addition to any compensation received pursuant to Section 4(a) and (c), the Company will reimburse or advance funds to the Executive for all reasonable travel, entertainment and miscellaneous expenses incurred in connection with the performance of his duties under this Agreement, provided that the Executive properly accounts for such expenses to the Company in accordance with the Company’s practices.  Such reimbursement or advances will be made in accordance with policies and procedures of the Company in effect from time to time relating to reimbursement of or advances to executive officers.

(c)

Incentive Bonus.  The Company shall pay a bonus to the Executive on a quarterly basis of:

(i)

2% of the revenue of ESI; and

(ii)

1% of the revenue of the Company on a consolidated basis.  Revenue shall be based upon the financial statements filed by the Company with the Securities and Exchange Commission or, in the case of ESI revenue, derived from such financial statements.

The bonus for a quarter shall be paid within five days after the Company has filed its report on Form 10-QSB or Form 10-KSB.  In the event that (i) revenue upon which the Executive receives an incentive bonus is decreased for any reason including a change in a reserve in a subsequent quarter and the change occurs after termination of employment; or (ii) revenue contained in a Form 10-QSB or 10-KSB (or the equivalent) is restated for a period in which the Executive received an incentive bonus, he shall promptly return any amount he was paid as an incentive to which he was not entitled.

(d)

Discretionary Bonus.  A discretionary bonus may be awarded to the Executive by the ESI’s Board of Directors based on subjective criteria (unrelated to actual revenue) evaluating the Executive’s efforts in connection with the Company’s achievements, which may result in future expansion and revenue.

(e)

Issuance and Vesting of Stock Options.  As further consideration for the services to be rendered pursuant to this Agreement, the Company shall grant to Executive 400,000 non-qualified stock options, exercisable over a five-year period at $0.50 per share.  The options shall vest in increments of 100,000 options on October 1, 2007, May 1, 2008, October 1, 2008 and May 1, 2009, so long as the Executive remains employed by the Company or any of its subsidiaries on the applicable vesting dates. However, in the event of termination without “Good Reason” as defined in Section 6(c) herein, all options shall immediately vest.

5.

Benefits.

(a)

Vacation.  For each 12-month period during the Term, the Executive will be entitled to four weeks of vacation without loss of compensation or other benefits to which he is entitled under this Agreement, to be taken at such times as the Executive may select and the affairs of the Company may permit. Any unused vacation will accrue until the next 12-month period.

(b)

Employee Benefit Programs.  The Executive is entitled to participate in any pension, 401(k), insurance or other employee benefit plan that is maintained by the Company for its executive officers, including programs of life and medical insurance and reimbursement of membership fees in civic, social and professional organizations.

6.

Termination.

(a)

Death or Disability.  Except as otherwise provided in this Agreement, this Agreement shall automatically terminate without act by any party upon the death or disability of the Executive.  For purposes of this Section 6(a), “disability” shall mean that for a period of 90 consecutive days or 120 total days in any 12-month period, the Executive is incapable of substantially fulfilling the duties set forth in Section 3 (which means full-time employment) because of physical, mental, or emotional incapacity, resulting from injury, sickness, or disease, as evidenced by written determination of the Executive’s physician.  In the event that Executive’s employment is terminated by reason of Executive’s death or disability, the Company shall pay the following to Executive: (i) any accrued but unpaid salary for services rendered to the date of termination, (ii) the remainder of the Executive’s  salary due during the Term, (iii) any accrued but unpaid expenses required to be reimbursed under this Agreement, and (iv)  the Executive’s estate  or his  legally appointed guardian, as the case may be, shall have up to one  year from the date of termination to exercise all outstanding granted options, provided that in no event shall any option be exercisable beyond its term.  The Executive (or his estate) shall receive the payments provided herein at such times he would have received them if there was no death or disability.

(b)

Termination for Cause.  The Company may terminate the Executive’s employment pursuant to the terms of this Agreement at any time for “Cause” as defined below by giving written notice of termination. Such termination will become effective upon the giving of such notice.  Upon any such termination for Cause or without Good Reason, as defined in Section 6(c), the Executive shall have no right to compensation, bonus or reimbursement under Section 4, or to participate in any employee benefit programs under Section 5, except as provided by law, for any period subsequent to the effective date of termination.  For purposes of this Section 6(b), “Cause” shall mean:  (i) the Executive is convicted of a felony or commits a felonious act which is related to the Executive’s employment or the business of the Company or any of its subsidiaries; (ii) the Executive, in carrying out his duties hereunder, has acted with gross negligence or intentional misconduct resulting, in either case, in harm to the Company or any of its subsidiaries; (iii) the Executive misappropriates the Company’s or any of its subsidiaries’ funds or otherwise defrauds the Company or any of its subsidiaries; (iv) the Executive breaches his fiduciary duty to the Company or any of its subsidiaries resulting in profit to him, directly or indirectly; (v) the Executive materially breaches any agreement with the Company or any of its subsidiaries; (vi) it is later determined that Executive fraudulently concealed facts or made misrepresentations concerning the Executive’s prior employment; (vii) the Executive fails to perform his duties or performs such duties in a manner not customary for an executive of similar status and compensation; (viii) the Executive fails on more than occasion to comply with the directives of the Company’s Board of Directors; (ix) the Executive suffers from alcoholism or drug addiction or otherwise uses alcohol to excess or uses drugs in any form except strictly in accordance with the recommendation of a physician or dentist; (x) the Executive has been found to have committed any act or have failed to take any action which results in the Company’s common stock being delisted or not listed for trading on the Over-the-Counter Bulletin Board or a national securities exchange, as applicable; (xi) the Executive fails or refuses to cooperate in any official investigation or inquiry conducted by or on behalf of the Company or by any government body or agency asserting jurisdiction over the Company or any of  its securities; or (xii) committed an act or omission constituting gross negligence or willful misconduct which causes, at least in part, the Company to restate its financial statements for a completed fiscal period after having filed such financial statements with the Securities and Exchange Commission.

(c)

Termination Without Cause or Termination for Good Reason.  In the event that  Executive terminates, by written notice to the Company, the Executive’s employment at any time for “Good Reason,” as defined below, or in the event the Company terminates the Executive without Cause, then in either case, the Company shall pay the Executive at the time of termination an amount equal to  the salary due for the remainder of the Term.  For purposes of this Section 6(c), the term “Good Reason” shall mean (i) the Executive, with or without change in title or formal corporate action, no longer exercises substantially all of the duties and responsibilities and shall no longer possess substantially all of the authority set forth in Section 3; (ii) the Company materially breaches this Agreement; or (iii) any entity or person not now an executive officer or director of the Company becomes either individually or as part of a group (required to file a Schedule 13D or 13G with the SEC) the beneficial owner of 30% or more of the Company’s common stock. The Executive shall have a period of 90 days following the occurrence of an event constituting Good Reason under clauses (i) and (ii) above and a period of 180 days following an event constituting Good Reason under clause (iii) above in which to exercise his right to terminate for Good Reason, or the Executive shall be deemed to have waived that particular Good Reason.  Any provision in an agreement with an investor of the Company providing that such investor shall not be deemed to be a 5% beneficial owner prior to conversion or exercise of a derivative security shall be deemed conclusive in determining whether the 30% threshold has been met.

(d)

Incentive Bonus Due.  In the event of termination for any reason except Cause, the incentive bonus shall be prorated to the date of termination.

7.

Non-Competition Agreement.

(a)

Competition with the Company.  Until termination of his employment and for a period of two years after the effective date of termination, the Executive, directly or indirectly or, in association with or as a stockholder, director, officer, consultant, employee, partner, joint venturer, member or otherwise of or through any person, firm, corporation, partnership, association or other entity (any of the foregoing, an “Affiliated Entity”) shall not act as an executive officer or provide Goods or Services, as defined in Section 8(a), to any entity which competes with the Company, within any metropolitan area in the United States or elsewhere in which the Company or any of its other subsidiaries (collectively, the “Affiliates”), if applicable, is then engaged in the offer and sale of competitive Goods or Services (the “Prohibited Business”); provided, however, that the foregoing shall not prohibit Executive from owning up to 5% of the securities of any publicly-traded enterprise that engages in the Prohibited Business as long as the Executive is not an employee, director, officer, consultant to such enterprise or otherwise reimbursed for services rendered to such enterprise.  In addition, the Executive may not, directly or indirectly, including through any Affiliated Entity, obtain employment with or perform services for any Customer (as defined below) of the Company during the period commencing on the effective date of termination and continuing for 12 months thereafter.

(b)

Solicitation of Customers.  During the periods in which the provisions of Section 7(a) shall be in effect, the Executive, directly or indirectly, including through any Affiliated Entity, shall not seek Prohibited Business from any Customer on behalf of any enterprise or business other than the Company, refer Prohibited Business generated from any Customer to any enterprise or business other than the Company or receive commissions based on sales or otherwise relating to the Prohibited Business from any Customer, enterprise or business other than the Company.  For purposes of this Agreement, the term “Customer” means any person, firm, corporation, limited liability company, partnership, association or other entity (i) to which the Company sold or provided Goods or Services in excess of $50,000 during the 24-month period prior to the time at which any determination is required to be made as to whether any such person, firm, corporation, partnership, association or other entity is a Customer, or (ii) who or which has been approached by an employee of the Company for the purpose of soliciting business for the Company and which business was reasonably expected to generate revenue in excess of $50,000.

(c)

Solicitation of Employees.  During the periods in which the provisions of Section 7(a) shall be in effect, the Executive, directly or indirectly, including through any Affiliated Entity, shall not solicit, hire or contact any employee of the Company for the purpose of hiring them or causing them to terminate their employment relationship with the Company .

(d)

No Payment.  The Executive acknowledges and agrees that no separate or additional payment will be required to be made to him in consideration of his undertakings in this Section 7.

(e)

References. References to the Company in this Section 7 shall include the Company’s Affiliates including ESI.

8.

Non-Disclosure of Confidential Information.

(a)

Confidential Information.  Confidential Information includes, but is not limited to, trade secrets defined in Section 688.002(4), Florida Statutes (or any successor statute), processes, policies, procedures, techniques, designs, drawings, know-how, show-how, technical information, specifications, computer software (including, but not limited to, computer programs developed, improved or modified by the Company for or on behalf of the Company for use in the Company’s business, and source code), information and data relating to the development, research, testing, manufacturing, costs, marketing and uses of the Products or Services (as defined herein), the Company’s budgets and strategic plans, and the identity and special needs of Customers for the Products, databases, data, all technology relating to the Company’s human resources software and consulting businesses, systems, methods of operation, Customer lists, Customer information, solicitation leads, marketing and advertising materials, methods and manuals and forms, all of which pertain to the activities or operations of the Company, names, home addresses and all telephone numbers and e-mail addresses of the Company’s employees and former employees.  Confidential Information also includes, without limitation, Confidential Information received from the Company’s subsidiaries and affiliates.  For purposes of this Agreement, the following will not constitute Confidential Information (i) information which is or subsequently becomes generally available to the public through no act of the Executive, (ii) information set forth in the written records of the Executive prior to disclosure to the Executive by or on behalf of the Company, and (iii) information which is lawfully obtained by the Executive in writing from a third party (excluding any affiliates of the Executive) who did not acquire such confidential information or trade secret, directly or indirectly, from Executive or the Company. As used herein, the term “Products” and “Services” shall include all products or services for which the Company or any of its subsidiaries owned any patent or patent pending during the term of Executive’s employment or applied for a patent (including a provisional patent) within 12 months after termination.

(b)

Legitimate Business Interests.  The Executive recognizes that the Company has legitimate business interests to protect and as a consequence, the Executive agrees to the restrictions contained in this Agreement because they further the Company’s legitimate business interests. These legitimate business interests include, but are not limited to (i) trade secrets as defined in this Section 8(b), (ii) valuable confidential business or professional information that otherwise does not qualify as trade secrets including all Confidential Information; (iii) substantial relationships with specific prospective or existing Customers or clients; (iv) Customer or client goodwill associated with the Company’s business; and (v) specialized training relating to the Company’s and its subsidiaries’ technology, methods and procedures.

(c)

Confidentiality.  For a period of five years, the Confidential Information shall be held by the Executive in the strictest confidence and shall not, without the prior written consent of the Company, be disclosed to any person other than in connection with Executive’s employment by the Company or any of its subsidiaries. The Executive further acknowledges that such Confidential Information as is acquired and used by the Company or its subsidiaries is a special, valuable and unique asset. The Executive shall exercise all due and diligence precautions to protect the integrity of the Confidential Information and to keep it confidential whether it is in written form, on electronic media or oral. The Executive shall not copy any Confidential Information except to the extent necessary to his employment nor remove any Confidential Information or copies thereof from the Company’s or any of its subsidiaries’ premises except to the extent necessary to his employment and then only with the authorization of an officer of the Company. All records, files, materials and other Confidential Information obtained by the Executive in the course of his employment with the Company or any of its subsidiaries are confidential and proprietary and shall remain the exclusive property of the Company, its subsidiaries or its Customers, as the case may be. The Executive shall not, except in connection with and as required by his performance of his duties under this Agreement, for any reason use for his own benefit or the benefit of any person or entity with which he may be associated or disclose any such Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever without the prior written consent of an executive officer of the Company (excluding the Executive, if applicable).

9.

Equitable Relief.

(a)  The Company and the Executive recognize that the services to be rendered under this Agreement by the Executive are special, unique and of extraordinary character, and that in the event of the breach by the Executive of the terms and conditions of this Agreement or if the Executive, without the prior consent of the Board of Directors of the Company, shall leave his employment for any reason and take any action in violation of Section 7 or Section 8, the Company will be entitled to institute and prosecute proceedings in any court of competent jurisdiction referred to in Section 9(b) below, to enjoin the Executive from breaching the provisions of Section 7 or Section 8. In such action, the Company will not be required to plead or prove irreparable harm or lack of an adequate remedy at law. Nothing contained in this Section 9 shall be construed to prevent the Company from seeking such other remedy in arbitration in case of any breach of this Agreement by the Executive, as the Company may elect.

(b)  Any proceeding or action must be commenced in Martin County, Florida where the Company maintains its principal offices. The Executive and the Company irrevocably and unconditionally submit to the exclusive jurisdiction of such courts and agree to take any and all future action necessary to submit to the jurisdiction of such courts. The Executive and the Company irrevocably waive any objection that they now have or hereafter irrevocably waive any objection that they now have or hereafter may have to the laying of venue of any suit, action or proceeding brought in any such court and further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Final judgment against the Executive or the Company in any such suit shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of any liability of the Executive or the Company therein described, or by appropriate proceedings under any applicable treaty or otherwise.

10.

Assignability.  The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, provided that such successor or assign shall acquire all or substantially all of the securities or assets and business of the Company. The Executive’s obligations hereunder may not be assigned or alienated and any attempt to do so by the Executive will be void.

11.

Severability.

(a)  The Executive expressly agrees that the character, duration and geographical scope of the provisions set forth in this Agreement are reasonable in light of the circumstances as they exist on the date hereof. Should a decision, however, be made at a later date by a court of competent jurisdiction that the character, duration or geographical scope of such provisions is unreasonable, then it is the intention and the agreement of the Executive and the Company that this Agreement shall be construed by the court in such a manner as to impose only those restrictions on the Executive’s conduct that are reasonable in the light of the circumstances and as are necessary to assure to the Company the benefits of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included herein because taken together they are more extensive than necessary to assure to the Company the intended benefits of this Agreement, it is expressly understood and agreed by the parties hereto that the provisions of this

Agreement that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

(b)  If any provision of this Agreement otherwise is deemed to be invalid or unenforceable or is prohibited by the laws of the state or jurisdiction where it is to be performed, this Agreement shall be considered divisible as to such provision and such provision shall be inoperative in such state or jurisdiction and shall not be part of the consideration moving from either of the parties to the other. The remaining provisions of this Agreement shall be valid and binding and of like effect as though such provision was not included.

12.

Notices and Addresses.  All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by Federal Express or similar receipted delivery, by facsimile delivery or, if mailed, postage prepaid, by certified mail, return receipt requested, as follows:

To the Company:

Ecosphere Technologies, Inc.

3515 S.E. Lionel Terrace

Stuart, FL 34997

Attention: Mr. James C. Rushing III

Facsimile: (772) 781-4778

With a Copy to:

Harris Cramer LLP

1555 Palm Beach Lakes Blvd., Suite 310

West Palm Beach, FL 33401

Attention: Michael D. Harris, Esq.

Facsimile: (561) 659-0701

To the Executive:

Gordon Goodman

13147 Merganser Court

Plainfield, IL 60585

or to such other address as either of them, by notice to the other may designate from time to time.  The transmission confirmation receipt from the sender’s facsimile machine shall be evidence of successful facsimile delivery. Time shall be counted to, or from, as the case may be, the delivery in person or by mailing.

13.

Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  The execution of this Agreement may be by actual or facsimile signature.

14.

Arbitration.  Any controversy, dispute or claim arising out of or relating to this Agreement, or its interpretation, application, implementation, breach or enforcement which the parties are unable to resolve by mutual agreement, shall be settled by submission by either party of the controversy, claim or dispute to binding arbitration in Stuart, Florida (unless the parties agree in writing to a different location), before a single arbitrator in accordance with the rules of the

American Arbitration Association then in effect. In any such arbitration proceeding the parties agree to provide all discovery deemed necessary by the arbitrator. The decision and award made by the arbitrator shall be final, binding and conclusive on all parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof.

15.

Attorney’s Fees.  In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding is commenced to enforce the provisions of this Agreement, the prevailing party shall be entitled to a reasonable attorney’s fees, costs and expenses.

16.

Governing Law.  This Agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided therein or performance shall be governed or interpreted according to the state of incorporation of the Company without regard to choice of law considerations.

17.

Entire Agreement.  This Agreement constitutes the entire Agreement between the parties and supersedes all prior oral and written agreements between the parties hereto with respect to the subject matter hereof. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, except by a statement in writing signed by the party or parties against which enforcement or the change, waiver discharge or termination is sought.

18.

Additional Documents.  The parties hereto shall execute such additional instruments as may be reasonably required by their counsel in order to carry out the purpose and intent of this Agreement and to fulfill the obligations of the parties hereunder.

19.

Section and Paragraph Headings.  The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date and year first above written.

ECOSPHERE TECHNOLOGIES, INC.

By:	/s/ DENNIS MCGUIRE
Dennis McGuire, Chief Executive Officer

EXECUTIVE

/s/ GORDON L. GOODMAN
Gordon L. Goodman